Exhibit 99.1

Sucampo Pharmaceuticals, Inc. Reports Full Year and Fourth Quarter 2010 Financial Results

-- Conference Call Today at 5:00 pm EST –

BETHESDA, Md.--(BUSINESS WIRE)--March 3, 2011--Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) (SPI) today reported its consolidated financial results for the fourth quarter and year ended December 31, 2010.

In December 2010, as previously reported, SPI acquired the affiliated companies, Sucampo AG (SAG), a Swiss-based patent-holding company, and its wholly-owned subsidiary Sucampo AG Japan Ltd. (SAG-J), a patent maintenance company. The acquisition of SAG was accounted for as a merger of companies under common control, and accounted for at historical costs. These results incorporate the results of SAG and its subsidiary in both the current and historical periods presented.

For the full year, Sucampo recorded a net loss of $2.8 million, or $0.07 per diluted share, compared with net income of $4.8 million, or $0.11 per diluted share, for 2009. Sucampo reported a net loss of $6.3 million, or $0.15 per diluted share, for the fourth quarter 2010, compared to net income of $3.0 million, or $0.07 per diluted share, in the same period in 2009.

“During 2010, we made great progress in advancing our key clinical programs including AMITIZA® for opioid-induced bowel dysfunction, AMITIZA for chronic idiopathic constipation in Japan, Rescula® for ophthalmological indications, and other prostone-based products in our portfolio. Additionally, we acquired Sucampo AG to secure ownership and control of the intellectual property rights underlying these current and future products,” said James J. Egan, Chief Operating Officer. “We look forward to maintaining this pipeline momentum in 2011, as well as working towards resolution of our Takeda dispute."

Financial Results

For the full year and fourth quarter 2010, Sucampo reported total revenue of $61.9 million and $12.4 million, respectively, compared to $67.4 million and $16.3 million for the same periods in 2009.

Key components of revenue for the full year 2010 included R&D revenue of $16.5 million and product royalty revenue of $40.3 million, compared to $24.0 million and $38.3 million, respectively, in 2009. Key components of revenue in the fourth quarter of 2010 included R&D revenue of $0.6 million and product royalty revenue of $10.5 million, compared to $4.0 million and $11.0 million, respectively, in the same period of 2009. The decrease in R&D revenue reflects the July 2009 completion of the two phase 3 studies of AMITIZA for opioid-induced bowel dysfunction (OBD) funded by Takeda, offset by increased R&D revenue recognized under our agreement with Abbott. The increase in annual product royalty revenue was due to mainly a higher price of AMITIZA as volume declined throughout the year. Takeda recently informed Sucampo that the decrease in net sales for the quarter was mainly driven by increased Medicare and Medicaid rebates.

Net sales of AMITIZA, as reported by Takeda, increased 5.2% to $220.0 million for the full calendar year 2010 from $209.2 million for 2009, and were $55.3 million for the fourth quarter 2010, compared to $58.0 million in the same period in 2009. We believe the annual net sales as reported by Takeda to us reflect a mid-year price increase and fluctuations in the various managed care rebate programs. Total AMITIZA prescriptions as reported by IMS Health show a decline of 0.6% year over year. For the same period, IMS Health reported that the total prescriptions in the category grew by 8.9%.

Operating Expenses

R&D expenses were $24.0 million in the full year 2010 and $7.5 million in the fourth quarter 2010, compared to $32.9 million and $5.9 million for the same periods in 2009. The decrease in the full year 2010 result was primarily due to the July 2009 completion of the initial two phase 3 pivotal clinical trials of AMITIZA for the treatment of OBD and the July 2009 completion of the phase 2 clinical trial of cobiprostone for the prevention of NSAID-induced ulcers partially offset by a slight decrease in overall preclinical and basic development costs related to pre-clinical compounds. The increase in the fourth quarter 2010 compared to the same period in 2009 is due to expenses associated with initiating the third phase 3 trial of lubiprostone for OBD patients.

G&A expenses were $27.9 million in the full year 2010 and $8.8 million in the fourth quarter 2010, compared to $15.0 million and $3.9 million for the same periods in 2009. The changes in G&A expenses include increases in costs incurred in connection with ongoing legal matters, consulting and other professional expenses, including our dispute with Takeda and our acquisition of SAG, an increase in salaries, benefits and related costs that was primarily attributable to an increase in the number of key personnel and also a change in the incentive compensation plans for 2010.

Selling and marketing expenses were $10.2 million in the full year 2010 and $3.1 million in the fourth quarter 2010, compared to $10.0 million and $2.3 million for the same periods in 2009.

Non-operating income/expense

Non-operating expenses were $3.2 million for the full year 2010 and $1.1 million in the fourth quarter 2010, compared to other income of $0.4 million and $0.5 million for the same periods in 2009. The majority of the non-cash expense relates to unrealized foreign exchange losses arising from revaluing amounts held within subsidiaries to their functional currencies.

Comprehensive Income

Comprehensive income was $1.0 million for the full year 2010 and a loss of $5.1 million in the fourth quarter 2010, compared to income of $5.5 million and $2.9 million for the same periods in 2009. Comprehensive income for 2010 includes an unrealized foreign currency translation gain of $3.7 million, compared to $0.8 million for 2009, arising from foreign currency translation of the subsidiaries’ results from their functional currencies and offsets foreign exchange losses shown within non-operating expense.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At December 31, 2010, cash, cash equivalents, restricted cash and investments were $123.9 million, compared to $153.2 million at December 31, 2009. Net cash used in operating activities was $3.4 million for the year ended December 31, 2010. This reflected a net loss of $2.8 million. Net financing and investing activities for 2010 includes $28.1 million initial cash consideration for the acquisition of SAG.

Key Accomplishments of 2010

  Sucampo made significant progress towards commercialization of lubiprostone for chronic idiopathic constipation (CIC) in Japanese patients. We announced positive results from both a phase 3 efficacy trial (p<0.001) and a long-term safety and efficacy clinical trial. Both trials demonstrated that lubiprostone was safe and well-tolerated. We submitted a marketing application to the Japanese Pharmaceuticals and Medical Devices Agency for approval to market lubiprostone 24 mcg for the treatment of CIC in September 2010, triggering a $5.0 million milestone from our partner, Abbott. Data from these studies have been accepted for poster presentation at the upcoming Digestive Disease Week (DDW) scientific conference to be held May 7-10, 2011, in Chicago, Illinois. We anticipate that the review process for regulatory approval and price determination will require approximately 16 months to complete.

  In December 2010, we successfully initiated a third phase 3 clinical trial for lubiprostone in OBD in patients with chronic, non-cancer pain, excluding those taking methadone. The primary endpoint is an overall responder rate based on the change from baseline in the reported frequency of spontaneous bowel movements (SBMs). Sucampo plans to enroll a total of 420 patients at up to 140 sites in the U.S. and Europe.
  Sucampo acquired the affiliated companies SAG, a Swiss-based patent-holding company and its wholly-owned subsidiary, SAG-J, a patent maintenance company. The acquisition enables us to secure control and ownership of the patents and other intellectual property underlying our current and future prostone products including AMITIZA, cobiprostone and other compounds. It also eliminates future royalty and milestone payment obligations to third-party companies outside of Sucampo and its wholly-owned subsidiaries. Additionally, the acquisition removes certain mandatory funding requirements for the development of early-stage compounds that would otherwise be needed to maintain rights to the promising drug candidates generated by the prostone technology platform.
  Sucampo’s product, Rescula, demonstrated positive results in retinitis pigmentosa patients in a phase 2 clinical trial completed by its partner, R-Tech Ueno, Ltd. (RTU) (JASDAQ code: 4573). The results showed improvement in visual function dose-dependently in both visual field test and subjective findings. Although there was irritation upon instillation, there were no severe adverse effects. Data from this trial has been accepted for poster presentation at the upcoming Association for Research in Vision and Ophthalmology (ARVO) scientific conference to be held on May 1-5, 2011, in Fort Lauderdale, Florida. Planning of trials for additional indications of Rescula remains ongoing. We continue discussions with the Food & Drug Administration (FDA) regarding requested changes to Rescula’s label, approved in 2000, contained within our supplemental New Drug Application (sNDA).
  Sucampo presented results of a phase 2 clinical trial of cobiprostone, an investigational drug, for the prevention of gastric ulcers and other gastrointestinal injuries in patients treated with non-steroidal anti-inflammatory drugs (NSAIDs). These data were presented at the DDW 2010 conference in New Orleans, Louisiana, as part of the distinguished abstract plenary session. Use of high-dose cobiprostone was associated with a 50.0% reduction in gastroduodenal ulcers when compared to placebo.

Key Milestones for 2011

  Completion of enrollment in our recently initiated third phase 3 clinical trial for lubiprostone for OBD which we anticipate reaching during the third quarter of 2011.
  Gain approval of a commercially viable label for Rescula to support a re-launch in the U.S. for the currently approved indication of the lowering of intraocular pressure (IOP) in open-angle glaucoma and ocular hypertension in patients who are intolerant of or insufficiently responsive to other IOP lowering medications.
  Submitting a Marketing Approval Application for the treatment of CIC in the United Kingdom.
  Integrate SAG into the corporate structure in order to achieve the operational efficiencies afforded by our December 2010 acquisition.
  Make substantial progress towards successfully resolving our dispute with our U.S. partner, Takeda.

Company to Host Conference Call Today

In conjunction with its fourth quarter and full year financial results, Sucampo will host a conference call at 5:00 pm Eastern today. To participate on the live call, please dial 866-825-1692 (domestic) or 1-617-213-8059 (international), and provide the participant passcode 84769939, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 1-617-801-6888 (international), with the passcode 82146467.

A live and archived audio webcast of the call will be available via the "For Investors" page of the Sucampo Pharmaceuticals, Inc. website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals Inc.'s website approximately 10 minutes prior to the scheduled start time.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc., an international biopharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which occur naturally in the human body as a result of enzymatic (15-PGDH) transformation of certain fatty acids, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Advisor, International Business Development and a member of the Board of Directors. For more information about Sucampo Pharmaceuticals, please visit www.sucampo.com.

About AMITIZA (lubiprostone) for Chronic Idiopathic Constipation and Irritable Bowel Syndrome with Constipation

AMITIZA (lubiprostone) is indicated for the treatment of CIC (24 mcg twice daily) in adults and for IBS-C (8 mcg twice daily) in women >18 years of age and older.

AMITIZA is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. Patients with symptoms suggestive of mechanical gastrointestinal obstruction should be thoroughly evaluated by the treating healthcare provider to confirm the absence of such an obstruction prior to initiating AMITIZA treatment.

The safety of AMITIZA in pregnancy has not been evaluated in humans. AMITIZA should be used during pregnancy only if the benefit justifies the potential risk to the fetus. Women who could become pregnant should have a negative pregnancy test prior to beginning therapy with AMITIZA and should be capable of complying with effective contraceptive measures.

Patients taking AMITIZA may experience nausea. If this occurs, concomitant administration of food with AMITIZA may reduce symptoms of nausea. Patients who experience severe nausea should inform their healthcare provider. AMITIZA should not be prescribed to patients that have severe diarrhea. Patients should be aware of the possible occurrence of diarrhea during treatment and inform their healthcare provider if the diarrhea becomes severe. Patients taking AMITIZA may experience dyspnea within an hour of first dose. This symptom generally resolves within three hours, but may recur with repeat dosing. Patients who experience dyspnea should inform their healthcare provider. Some patients have discontinued therapy because of dyspnea.

In clinical trials of AMITIZA (24 mcg twice daily vs. placebo: N=1113 vs. N=316) in patients with CIC, the most common adverse reactions (incidence >4%) were nausea (29% vs. 3%), diarrhea (12% vs. 1%), headache (11% vs.5%), abdominal pain (8% vs. 3%), abdominal distention (6% vs. 2%), and flatulence (6% vs. 2%).

In clinical trials of AMITIZA (8 mcg twice daily vs. placebo: N=1011 vs. N=435) in patients with IBS-C, the most common adverse reactions (incidence >4%) were nausea (8% vs. 4%), diarrhea (7% vs. 4%), and abdominal pain (5% vs. 5%).

In clinical trials of AMITIZA (24 mcg twice daily vs. placebo: N=1113 vs. N=316) in patients with CIC, AMITIZA reached the primary endpoint of the change from baseline in the mean number of SBMs, with statistical significance. These data demonstrated that AMITIZA increased the range of the number of spontaneous bowel movements (SBMs) in the treatment arms from 1.37 to 3.71-4.34 in Study SC0131 and 1.28 to 3.69-4.64 in Study SC0232, respectively. In the placebo arms of those studies, the range of SBMs went from 1.47 to 1.39-2.02 and from 1.52 to 1.85-2.47 in Study SC0131 and SC0232, respectively.

In clinical trials of AMITIZA (8 mcg twice daily vs. placebo: N=1011 vs. N=435) in patients with IBS-C, AMITIZA again met the primary endpoint, the percentage of overall responders in drug vs. placebo, with statistical significance. These data demonstrated that AMITIZA-treated patients in Study 431 responded to treatment at a higher rate (13.8% vs. 7.8%) or 76% response rate over placebo rate. In Study 432, AMITIZA-treated patients responded to treatment at a similarly high rate (12.1% vs. 5.7%) or 112% response rate over placebo rate. In trials designed to minimize the placebo effect, verum response rates were 76% and 112% over reported placebo rates in two separate, well-controlled, intent-to-treat pivotal trials. The trial designs were required by the FDA to minimize the placebo effect which is common in gastrointestinal studies and these particular treatment populations.

Please see complete Prescribing Information at www.amitiza.com.

AMITIZA® is a registered trademark of Sucampo Pharmaceuticals, Inc. Rescula® is a registered trademark of R-Tech Ueno, Ltd., and has been licensed to Sucampo for use in the U.S. and Canada.

Sucampo Forward-Looking Statement

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Forward-looking statements include statements about the potential utility of AMITIZA and Rescula to treat particular indications and expected data availability dates. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2010 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Revenues:
Research and development revenue	$622	$3,991	$16,540	$23,957
Product royalty revenue	10,515	11,023	40,300	38,250
Co-promotion revenue	1,060	1,135	4,417	4,541
Contract and collaboration revenue	154	152	613	603
Total revenues	12,351	16,301	61,870	67,351

Operating expenses:
Research and development	7,472	5,935	23,955	32,906
General and administrative	8,848	3,940	27,867	15,000
Selling and marketing	3,099	2,283	10,201	10,030
Total operating expenses	19,419	12,158	62,023	57,936

Income (loss) from operations	(7,068)	4,143	(153)	9,415
Non-operating income (expense):
Interest income	103	216	608	965
Interest expense	(75)	-	(75)	-
Other expense, net	(1,140)	326	(3,700)	(519)
Total non-operating income (expense), net	(1,112)	542	(3,167)	446

Income (loss) before income taxes	(8,180)	4,685	(3,320)	9,861
Income tax benefit (provision)	1,866	(1,654)	565	(5,084)
Net income (loss)	$(6,314)	$3,031	$(2,755)	$4,777

Net income (loss) per share:
Basic net income (loss) per share	$(0.15)	$0.07	$(0.07)	$0.11
Diluted net income (loss) per share	$(0.15)	$0.07	$(0.07)	$0.11
Weighted average common shares outstanding - basic	41,850	41,845	41,848	41,844
Weighted average common shares outstanding - diluted	41,850	41,845	41,848	41,866

Comprehensive income:
Net income (loss)	$(6,314)	$3,031	$(2,755)	$4,777
Other comprehensive income gain (loss):
Unrealized loss on investments, net of tax effect	(23)	(3)	(18)	(55)
Foreign currency translation	1,199	(134)	3,745	822
Comprehensive income	$(5,138)	$2,894	$972	$5,544

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)

	December 31,
	2010	2009
ASSETS:

Current assets:
Cash and cash equivalents	$49,243	$61,420
Investments, current	54,524	72,434
Product royalties receivable	10,516	11,023
Unbilled accounts receivable	1,097	644
Accounts receivable, net	731	512
Prepaid and income taxes receivable	702	-
Deferred tax assets, net	243	315
Restricted cash	15,113	213
Prepaid expenses and other current assets	2,374	3,175
Total current assets	134,543	149,736

Investments, non-current	5,028	19,167
Property and equipment, net	2,025	2,274
Deferred tax assets, non-current	4,178	3,995
Other assets	3,499	4,833
Total assets	$149,273	$180,005

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$4,199	$3,210
Accrued expenses	10,216	6,695
Deferred revenue, current	4,987	10,565
Income taxes payable	-	1,953
Notes payable, current	19,522	-
Total current liabilities	38,924	22,423

Notes payable, non-current	44,439	-
Deferred revenue, non-current	8,321	8,643
Other liabilities	3,759	3,627
Total liabilities	95,443	34,693

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at December 31, 2010 and 2009; no shares issued and outstanding at December 31, 2010 and 2009	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at December 31, 2010 and 2009; 15,659,917 and 15,655,730 shares issued and outstanding at December 31, 2010 and 2009, respectively	156	156
Class B common stock, $0.01 par value; 75,000,000 shares authorized at December 31, 2010 and 2009; 26,191,050 shares issued and outstanding at December 31, 2010 and 2009	262	262
Additional paid-in capital	58,468	98,897
Accumulated other comprehensive income	16,574	12,847
Retained earnings	(21,630)	33,150
Total stockholders' equity	53,830	145,312
Total liabilities and stockholders' equity	$149,273	$180,005

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)
(in thousands)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended December 31, 2010
Research and development revenue	$1,575	$-	$(953)	$622
Product royalty revenue	10,515	-	-	10,515
Co-promotion revenue	1,060	-	-	1,060
Contract and collaboration revenue	142	-	12	154
Total revenues	13,292	-	(941)	12,351
Research and development expenses	5,791	381	1,300	7,472
Depreciation and amortization	227	3	29	259
Other operating expenses	10,699	593	396	11,688
Income (loss) from operations	(3,425)	(977)	(2,666)	(7,068)
Interest income	98	-	5	103
Interest expense	-	(57)	(18)	(75)
Other non-operating expense, net	(5)	(1,026)	(109)	(1,140)
Income (loss) before income taxes	$(3,332)	$(2,060)	$(2,788)	$(8,180)
Capital expenditures	$70	$1	$15	$86

Three Months Ended December 31, 2009
Research and development revenue	$1,992	$-	$1,999	$3,991
Product royalty revenue	11,023	-	-	11,023
Co-promotion revenue	1,135	-	-	1,135
Contract and collaboration revenue	141	-	11	152
Total revenues	14,291	-	2,010	16,301
Research and development expenses	2,465	302	3,168	5,935
Depreciation and amortization	217	2	10	229
Other operating expenses	5,373	312	309	5,994
Income (loss) from operations	6,236	(616)	(1,477)	4,143
Interest income	215	1	-	216
Other non-operating expense, net	144	42	140	326
Income (loss) before income taxes	$6,595	$(573)	$(1,337)	$4,685
Capital expenditures	$32	$-	$-	$32

Year Ended December 31, 2010
Research and development revenue	$5,473	$-	$11,067	$16,540
Product royalty revenue	40,300	-	-	40,300
Co-promotion revenue	4,417	-	-	4,417
Contract and collaboration revenue	566	-	47	613
Total revenues	50,756	-	11,114	61,870
Research and development expenses	12,769	944	10,242	23,955
Depreciation and amortization	895	12	57	964
Other operating expenses	33,822	1,979	1,303	37,104
Income (loss) from operations	3,270	(2,935)	(488)	(153)
Interest income	596	3	9	608
Interest expense	-	(57)	(18)	(75)
Other non-operating expense, net	(46)	(3,216)	(438)	(3,700)
Income (loss) before income taxes	$3,820	$(6,205)	$(935)	$(3,320)
Capital expenditures	$298	$3	$32	$333

Year Ended December 31, 2009
Research and development revenue	$14,531	$-	$9,426	$23,957
Product royalty revenue	38,250	-	-	38,250
Co-promotion revenue	4,541	-	-	4,541
Contract and collaboration revenue	565	-	38	603
Total revenues	57,887	-	9,464	67,351
Research and development expenses	18,863	1,090	12,953	32,906
Depreciation and amortization	729	11	49	789
Other operating expenses	20,697	2,165	1,379	24,241
Income (loss) from operations	17,598	(3,266)	(4,917)	9,415
Interest income	953	4	8	965
Other non-operating expense, net	335	(1,036)	182	(519)
Income (loss) before income taxes	$18,886	$(4,298)	$(4,727)	$9,861
Capital expenditures	$3,291	$3	$116	$3,410

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, 240-223-3834
kdesantis@sucampo.com
or
Westwicke Partners
John Woolford, 410-213-0506
john.woolford@westwicke.com